U. S. Securities and Exchange Commission
                         Washington, D. C. 20549

                                  FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Reporting Person
          Masterson, Richard E.
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties Institutional Income Fund XI-A, L.P.

3.   IRS or Social Security Number of Reporting Person
          ###-##-####

4.   Statement for Month/Year
          October 1997

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Reporting Person to Issuer
                Subject person is no longer an officer of the Managing General Partner



Date:November 4, 1997                      /s/ Richard E. Masterson
                                          ---------------------------------
                                         Richard E. Masterson, Vice-President,
                                         Exploration and Acquisitions of
                                         Southwest Royalties, Inc. the
                                         Managing General Partner